Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

enVVeno Medical Corp.

enVVeno Medical Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: enVVeno Medical Corp.

2.	The board of directors of the Corporation (the “Board”) duly adopted, by written consent on the 17th day of November, 2025 in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Fifth Amended and Restated Certificate of Incorporation of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), which such resolution was approved by the stockholders of the Corporation on the 11th day of December, 2025 at a meeting of the stockholders of the Corporation.

3.	That upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each thirty-five (35) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a cash payment for the fair value of such fractional share upon the surrender of such stockholders’ old stock certificate.

4.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern time on January 20, 2026.

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IN WITNESS WHEREOF, enVVeno Medical Corp. has caused this Certificate to be executed by its duly authorized officer on this 16th day of January, 2026.

ENVVENO MEDICAL CORP.

By:	/s/Robert Berman
Name:	Robert Berman
Title:	Chief Executive Officer